AMENDMENT #2 TO THE
                            ASSET PURCHASE AGREEMENT

     This Amendment #2 ("Amendment #2") to that certain Asset Purchase Agreement dated March 19, 2003 by and among the Parties as amended by Amendment No. 1 dated March 26, 2003 (collectively, the "Agreement"), is entered into this 23 day of April 2003 by and among Seller, Parent and Purchaser. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

                                    RECITALS

     WHEREAS, Seller invoices its customers on a monthly basis following the end of such calendar month for services rendered to such customers during such calendar month;

     WHEREAS, pursuant to Section 2.3 of the Agreement, the Purchase Price shall be adjusted to the extent that the Preliminary Closing Date Qualified Receivables Amount is different from the Signing Date Qualified Receivables Amount;

     WHEREAS, the Preliminary Closing Date Qualified Receivables Amount will not include services rendered by Seller to its customers that will not have been invoiced for services provided in April 2003; and

     WHEREAS, the parties intended that Seller should be entitled to receive, as a post-Closing adjustment to the Purchase Price, an amount equal to the aggregate amount billed by Seller for services rendered by Seller to its customers prior to the Closing;

     WHEREAS, the parties also desire to amend Schedule 2.1 to the Agreement to add as an Excluded Asset, any claims or causes of action of the Seller under chapter 5 of the Bankruptcy Code.

     WHEREAS, pursuant to Section 2.4(c) of the Agreement, the parties also desire to amend Schedules 1A, 2.4 and 2.6 of the Agreement to reclassify certain Excluded Assets as Acquired Assets and certain Other Contracts as Designated Contracts.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

     1.     Amendment to Section 2.3 of the Agreement.  Section 2.3 of the
            -----------------------------------------
Agreement shall be amended to add Section 2.3(e), titled "Subsequent Purchase Price Adjustment." Immediately after the title, Section 2.3(e) of the Agreement shall state the following: "After the Closing, and during Seller's normal billing cycle, Seller shall invoice its customers for services rendered and travel expenses incurred during the month of April. Seller shall provide copies of those invoices to Purchaser. Within five (5) days after receipt of such invoices, Purchaser shall pay Seller an amount equal to the aggregate amounts of such invoices for services provided by Seller and travel expenses incurred by Seller in April. Seller shall promptly remit to Purchaser all amounts collected under such invoices after receipt of such amounts."


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     2.     Amendment to Schedule 2.1.  Schedule 2.1 shall be amended and
            -------------------------
supplemented with the following item, as an Excluded Asset thereunder:

            "Any claims or causes of action of the Seller under chapter 5 of the Bankruptcy Code, excluding any claims or causes of action of Seller relating to Designated Contracts or Other Contracts that Purchaser elects pursuant to Paragraph 2.4(c) of the Agreement to have Seller assume and assign to Purchaser (this Excluded Asset shall not be subject to Paragraph 2.4(c) of the Agreement)."

     3. It is understood and agreed by the parties that the amendment described in paragraph 2 above shall be effective as of March 19, 2003.

     4.     Amendments to Schedules 1A, 2.4 and 2.6.  In consideration of the
            ---------------------------------------
Purchase Price increase set forth on Amendment #2, Schedule 1 attached hereto,
Schedule 1A of the Agreement is amended to include the assets set forth on Amendment #2, Schedule 1. Schedule 2.4 of the Agreement is amended to include the contracts set forth on Amendment #2, Schedule 2 attached hereto. No Purchase Price increase shall result from the inclusion of such contracts in
Schedule 2.4. Purchaser shall assume the liabilities and Liens, if any, associated with such included assets and contracts and such liabilities shall be deemed added to Schedule 2.6 of the Agreement and become part of the Assumed Liabilities.

     5. Except as specifically set forth in this Agreement, the Agreement, as amended by this Amendment #2, shall remain in full force and effect.


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     IN WITNESS WHEREOF, the Parties, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first written above.

                                          PRIMAVERA SOFTWARE, INC.


                                          By:  /s/ Mitchell Codkind
                                               ---------------------------------
                                          Name:  Mitchell Codkind
                                          Title:

                                          PRIMAVERA SYSTEMS, INC.

                                          By:  /s/ Mitchell Codkind
                                               ---------------------------------
                                          Name:  Mitchell Codkind
                                          Title:

                                          EVOLVE SOFTWARE, INC.

                                          By:  /s/  Linda Zecher
                                               ---------------------------------
                                          Name   Linda Zecher
                                          Title: President


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